Exhibit 99.1

Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Rich Konzmann at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports Fourth Quarter and Full Year 2019 Financial Results

McLean, VA, February 18, 2020 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company” or “Arlington”) today reported net income available to common shareholders of $26.6 million, or $0.72 per diluted common share, and non-GAAP core operating income of $6.5 million, or $0.18 per diluted common share, for the quarter ended December 31, 2019.  A reconciliation of non-GAAP core operating income to GAAP net income (loss) appears at the end of this press release.

Fourth Quarter 2019 Financial Highlights

•	$0.72 per diluted common share of GAAP net income
•	$0.18 per diluted common share of non-GAAP core operating income
•	$7.86 per common share of book value
•	$0.225 per common share dividend
•	10.0% total economic return
•	Measured as the change in book value per common share plus declared dividends per common share

Full Year 2019 Financial Highlights

•	$0.31 per diluted common share of GAAP net income
•	$0.89 per diluted common share of non-GAAP core operating income
•	$1.05 per common share dividend
•	2.3% total economic return

“During the fourth quarter, a strong outperformance of agency mortgage-backed securities (“MBS”) relative to interest rate hedges helped the Company deliver a 10% total economic return for the quarter and a positive return for the year.  The Company’s net spread earnings during the fourth quarter were relatively unchanged from the prior quarter as the improved funding backdrop from Federal Reserve rate cuts were generally offset by lower asset yields,” said J. Rock Tonkel, Jr., the Company's President and Chief Executive Officer.  “Although the Company believes that current investment opportunities in agency MBS are attractive, the Company actively began to expand its investment strategy during the fourth quarter to incorporate tailored mortgage credit investments, including through co-investing with select sourcing partners, with the objective of enhancing investment returns, diversifying risks, reducing overall leverage and, over time, improving the Company’s cost of capital.  As of year-end, the Company’s capital allocation to specialty mortgage credit investments totaled 14% of investable capital, and the Company will continue to evaluate new mortgage credit investment opportunities that it believes will deliver higher risk-adjusted returns to its shareholders over time.”

Other Fourth Quarter Highlights

As of December 31, 2019, the Company’s mortgage investment portfolio totaled $3,847 million in fair value, consisting of $3,768 million of agency MBS and $79 million of mortgage credit investments.  Based on investable capital, the Company has allocated 86% and 14% of its capital to its agency MBS and mortgage credit investment strategies, respectively, as of December 31, 2019.

The Company’s agency MBS consist of residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by either a U.S. government sponsored enterprise (“GSE”), such as the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), or by a U.S. government agency, such as the Government

National Mortgage Association (“Ginnie Mae”).  The Company’s mortgage credit investments generally include mortgage loans secured by residential or commercial real property or MBS collateralized by such mortgage loans, which are referred to as non-agency MBS.

As of December 31, 2019, the Company’s $3,768 million agency MBS investment portfolio was comprised entirely of specified agency MBS as follows:

•	$118 million of 2.5% coupon 30-year agency MBS
•	$1,408 million of 3.0% coupon 30-year agency MBS
•	$1,201 million of 3.5% coupon 30-year agency MBS
•	$783 million of 4.0% coupon 30-year agency MBS
•	$258 million of 4.5% coupon 30-year agency MBS

As of December 31, 2019, the Company’s $3,768 million specified agency MBS portfolio had a weighted average amortized cost basis of $102.97 and a weighted average market price of $103.80.  The Company’s fixed-rate agency MBS are comprised of securities backed by specified pools of mortgage loans selected for their lower propensity for prepayment.  Weighted average pay-up premiums on the Company’s agency MBS portfolio, which represent the estimated price premium of agency MBS backed by specified pools over a generic to-be-announced (“TBA”) agency MBS, was approximately 1.07 percentage point as of December 31, 2019, compared to 1.25 percentage point as of September 30, 2019.  Overall, pay-up premiums on fixed-rate agency MBS decreased during the fourth quarter of 2019 due to lower prepayment expectations as a result of the increase in mortgage rates as well as the Company’s further reallocation of its concentration of fixed-rate agency MBS toward lower coupon securities which generally carry lower pay-up premiums compared to higher coupon securities.

As of December 31, 2019, the Company’s $79 million mortgage credit investment portfolio was comprised of a $45 million commercial mortgage loan and $34 million of non-agency MBS collateralized by commercial mortgage loans, all of which were acquired during the fourth quarter of 2019.

As of December 31, 2019, the Company had a total of $3,581 million of repurchase agreements outstanding.  As of December 31, 2019, the Company had $3,560 million of repurchase agreements outstanding with a weighted average rate of 2.10% and remaining weighted average maturity of 24 days secured by an aggregate of $3,741 million of agency MBS at fair value, which includes $71 million at sale price of unsettled agency MBS sale commitments which is included in the line item “sold securities receivable” in the Company’s financial statements.  As of December 31, 2019, the Company had $21 million of repurchase agreements outstanding with a weighted average rate of 3.11% and remaining weighted average maturity of 8 days secured by an aggregate of $31 million of non-agency MBS at fair value.  The Company’s “at risk” short-term secured financing to investable capital ratio was 8.7 to 1 as of December 31, 2019 compared to 9.9 to 1 as of September 30, 2019.  The Company’s “at risk” short-term secured financing to investable capital is measured as the ratio of the sum of the Company’s repurchase agreement financing, net payable or receivable for unsettled securities and net contractual price of TBA commitments less cash and cash equivalents compared to the Company’s investable capital measured as the sum of the Company’s shareholders’ equity and long-term unsecured debt.

GAAP net interest income was $7.0 million for the fourth quarter of 2019 compared to $4.7 million for the third quarter of 2019, including the amortization of the Company’s net premium on its agency MBS of $6.1 million for the fourth quarter of 2019 compared to $7.4 million for the third quarter of 2019.  The Company’s weighted average yield on its agency MBS was 2.81% for the fourth quarter of 2019 compared to 2.96% for the third quarter of 2019, and the actual weighted-average constant prepayment rate (“CPR”) for the Company’s agency MBS was 12.11% for the fourth quarter of 2019 compared to 12.85% for the third quarter of 2019.  The Company’s weighted average cost of repurchase agreement funding was 2.09% during the fourth quarter of 2019 compared to 2.46% during the third quarter of 2019.

The Company enters into various hedging transactions to mitigate the interest rate sensitivity of its cost of borrowing and the value of its agency MBS portfolio including interest rate swap agreements, U.S. Treasury note futures, put and call options on U.S. Treasury note futures, and options on agency MBS.  Under GAAP, the Company has not designated these transactions as hedging instruments for financial reporting purposes and therefore all gains and losses on its hedging instruments are recorded as net investment gains and losses in the Company’s financial statements.

Under the terms of the Company’s interest rate swap agreements, the Company pays semiannual interest payments based on a fixed rate and receives quarterly variable interest payments based upon the prevailing three-month London Interbank Offered Rate (“LIBOR”) on the date of reset. As of December 31, 2019, the Company had $2,985 million in notional amount of interest rate swap agreements with a weighted average pay fixed rate of 1.81% and a remaining weighted average maturity of 3.6 years.  The Company’s weighted average net receive rate of its interest rate swap agreements was 0.24% during the fourth quarter of 2019 compared to 0.52% during the third quarter of 2019.

As of December 31, 2019, the total notional amount of the Company’s interest rate swaps was 83% of the Company’s outstanding repurchase agreement funding and net TBA purchase commitments with a net duration gap of 0.7 years.

The Company reported TBA dollar roll income of $0.1 million for the fourth quarter of 2019 compared to $0.9 million for the third quarter of 2019.  The implied weighted-average net interest spread of the Company’s TBA dollar rolls was 0.58% for the fourth quarter of 2019 compared to 0.93% for the third quarter of 2019.  TBA dollar roll income is considered the economic equivalent of investing in agency MBS financed with a repurchase agreement and is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security.  Under GAAP, the Company accounts for its TBA commitments as derivative instruments and recognizes income from TBA dollar rolls as a component of net investment gains and losses in the Company’s financial statements.

Economic net interest income was $9.3 million for the fourth quarter of 2019 compared to $10.1 million for the third quarter of 2019.  Economic net interest income is comprised of net interest income determined in accordance with GAAP, TBA dollar roll income and net interest income or expense from interest rate swaps.  Economic net interest income is a non-GAAP financial measure that is described later in this press release.

Total general and administrative expenses were $3.0 million for the fourth quarter of 2019 compared to $4.2 million for the third quarter of 2019, a decline of 28%.  The decline in total general and administrative expenses was driven primarily by lower compensation and benefits expenses due to lower annual short-term cash incentive compensation.  Compensation and benefits expenses were $2.0 million for the fourth quarter of 2019 compared to $2.8 million for the third quarter of 2019, a decline of 29%.

Excluding TBA dollar roll income, the Company had net investment losses on its investment portfolio of $1.2 million for the fourth quarter of 2019. On its related interest rate hedging instruments, the Company had net investment gains of $22.2 million, excluding interest rate swap net interest income. This results in a net investment gain on the Company’s hedged investment portfolio of $21.0 million, or $0.57 per diluted common share, for the fourth quarter of 2019.

Distributions to Shareholders

The Company’s Board of Directors approved a distribution to common shareholders of $0.225 per share for the fourth quarter of 2019.  The distribution was paid on February 3, 2020 to shareholders of record as of December 31, 2019.  The Company’s Board of Directors also approved distributions to its Series B and Series C preferred shareholders of $0.4375 per share and $0.515625 per share, respectively, for the fourth quarter of 2019.  The distributions were paid on December 30, 2019 to shareholders of record as of December 16, 2019.

The Company intends to elect to be taxed as a real estate investment trust (“REIT”) for its taxable year ended December 31, 2019 upon the filing of its tax return for such taxable year. The Company is organized and operated in a manner that will allow it to qualify as a REIT for U.S. federal income tax purposes and intends to continue to be organized and operated in such a manner.  As a REIT, distributions to shareholders will generally be taxable as ordinary income that are not eligible to be taxed as qualified dividends.  However, a portion of such distributions may be designated as long-term capital gain dividends to the extent that such portion is attributable to the Company’s sale of capital assets held for more than one year.  Non-corporate taxpayers may deduct up to 20% of dividends received from a REIT that are not designated as capital gain dividends or qualified dividend income, subject to certain limitations.  Distributions in excess of the Company’s current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of each shareholder’s tax basis in the Company’s stock and as capital gain thereafter.

The Company has also announced the tax characteristics of the distributions paid to its common and preferred shareholders in calendar year 2019.  The Company's distributions paid to common shareholders in 2019 of $1.20 per share were all a distribution of ordinary income that are considered Section 199A dividends for which non-corporate taxpayers may be eligible to deduct 20% of the dividends received.  The Company's distributions paid to its Series B and Series C preferred shareholders in 2019 of $1.75 per share and $1.65 per share, respectively, were also all a distribution of ordinary income that are considered Section 199A dividends.  Shareholders should receive a Form 1099-DIV containing this information from their brokers, transfer agents or other institutions.  The fourth quarter 2019 distribution to the Company's common shareholders paid on February 3, 2020 will be reported as a 2020 distribution for federal income tax purposes.

Conference Call

The Company will hold a conference call for investors at 10:00 A.M. Eastern Time on Tuesday, February 18, 2020 to discuss the Company’s fourth quarter 2019 results.

Investors may listen to the earnings call via the internet at:  http://www.arlingtonasset.com/index.php?s=19.  Replays of the earnings call will be available for 60 days via webcast at the Internet address provided above, beginning two hours after the call ends.

Additional Information

The Company will make available additional quarterly information for the benefit of its shareholders through a supplemental presentation that will be available at the Company's website, www.arlingtonasset.com.  The presentation will be available on the Webcasts and Presentations section located under the Updates & Events tab of the Company's website.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) currently invests primarily in mortgage-related and other assets and intends to qualify to be taxed as a REIT for its taxable year ending December 31, 2019.  The Company is headquartered in the Washington, D.C. metropolitan area.  For more information, please visit www.arlingtonasset.com.

Statements concerning interest rates, portfolio allocation, financing costs, portfolio hedging, prepayments, dividends, book value, utilization of loss carryforwards, any change in long-term tax structures (including any REIT election), use of equity raise proceeds and any other guidance on present or future periods constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, credit risks underlying the Company’s assets, especially related to the Company’s mortgage credit investments, changes in political and monetary policies, changes in default rates, changes in prepayment rates and other assumptions underlying our estimates related to our projections of future core earnings, changes in the Company’s returns, changes in the use of the Company’s tax benefits, the Company’s ability to qualify and maintain qualification as a REIT, changes in the agency MBS asset yield, changes in the Company’s monetization of net operating loss carryforwards, changes in the Company’s investment strategy, changes in the Company’s ability to generate cash earnings and dividends, preservation and utilization of the Company’s net operating loss and net capital loss carryforwards, impacts of changes to and changes by Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve, the Federal Housing Finance Agency and the U.S. Treasury, availability of opportunities that meet or exceed the Company’s risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, and general economic, political, regulatory and market conditions.  These and other material risks are described in the Company's most recent Annual Report on Form 10-K and any other documents filed by the Company with the SEC from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect the Company.  Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial data to follow

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

	December 31, 2019	September 30, 2019
ASSETS
Cash and cash equivalents	$19,636	$12,129
Interest receivable	10,663	11,684
Sold securities receivable	71,199	—
Agency mortgage-backed securities, at fair value	3,768,496	4,013,161
Non-agency mortgage-backed securities, at fair value	33,501	25
Mortgage loans, at fair value	45,000	—
Derivative assets, at fair value	1,417	675
Deposits	37,123	43,298
Other assets	13,079	18,566
Total assets	$4,000,114	$4,099,538
LIABILITIES AND EQUITY
Liabilities:
Repurchase agreements	$3,581,237	$3,697,906
Interest payable	4,666	3,356
Accrued compensation and benefits	3,626	3,502
Dividend payable	8,494	8,397
Derivative liabilities, at fair value	8	724
Other liabilities	507	3,204
Long-term unsecured debt	74,328	74,272
Total liabilities	3,672,866	3,791,361
Equity:
Preferred stock (liquidation preference of $38,851)	37,214	37,227
Common stock	368	368
Additional paid-in capital	2,049,292	2,048,423
Accumulated deficit	(1,759,626)	(1,777,841)
Total equity	327,248	308,177
Total liabilities and equity	$4,000,114	$4,099,538
Book value per common share (1)	$7.86	$7.35
Common shares outstanding (in thousands) (2)	36,692	36,627

(1) Book value per common share is calculated as total equity less the preferred stock liquidation preference divided by common shares outstanding.

(2) Represents common shares outstanding plus vested restricted stock units convertible into common stock less unvested restricted common stock.

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Year Ended	Three Months Ended
	December 31, 2019	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Interest income
Agency mortgage-backed securities	$122,227	$27,927	$28,455	$32,275	$33,570
Non-agency mortgage-backed securities	184	165	4	14	1
Mortgage loans	8	8	—	—	—
Other	1,059	155	215	428	261
Total interest income	123,478	28,255	28,674	32,717	33,832
Interest expense
Short-term secured debt	92,200	19,970	22,721	24,866	24,643
Long-term unsecured debt	5,050	1,248	1,261	1,269	1,272
Total interest expense	97,250	21,218	23,982	26,135	25,915
Net interest income	26,228	7,037	4,692	6,582	7,917
Investment advisory fee income	332	82	—	—	250
Investment gains (loss), net
Gain (loss) on trading investments, net	128,029	(268)	16,890	42,239	69,168
(Loss) gain from derivative instruments, net	(126,190)	23,440	(25,353)	(69,072)	(55,205)
Other, net	358	136	232	150	(160)
Total investment gain (loss), net	2,197	23,308	(8,231)	(26,683)	13,803
General and administrative expenses
Compensation and benefits	10,194	2,012	2,833	2,233	3,116
Other general and administrative expenses	4,821	1,005	1,365	1,191	1,260
Total general and administrative expenses	15,015	3,017	4,198	3,424	4,376
Net income (loss)	13,742	27,410	(7,737)	(23,525)	17,594
Dividend on preferred stock	(2,600)	(774)	(774)	(774)	(278)
Net income (loss) available (attributable) to common stock	$11,142	$26,636	$(8,511)	$(24,299)	$17,316
Basic earnings (loss) per common share	$0.31	$0.73	$(0.23)	$(0.67)	$0.52
Diluted earnings (loss) per common share	$0.31	$0.72	$(0.23)	$(0.67)	$0.52
Weighted average common shares outstanding (in thousands)
Basic	35,709	36,628	36,572	36,533	33,053
Diluted	35,833	36,750	36,572	36,533	33,139

Non-GAAP Core Operating Income

In addition to the Company’s results of operations determined in accordance with generally accepted accounting principles as consistently applied in the United States (“GAAP”), the Company also reports “non-GAAP core operating income.”  The Company defines core operating income as “economic net interest income” and investment advisory fee income less “core general and administrative expenses” and preferred stock dividends.

Economic Net Interest Income

Economic net interest income, a non-GAAP financial measure, represents the interest income earned net of interest expense incurred from all of our interest bearing financial instruments as well as the agency MBS which underlie, and are implicitly financed through, our TBA dollar roll transactions.  Economic net interest income is comprised of the following:

•	net interest income determined in accordance with GAAP;

•

TBA agency MBS dollar roll income, which is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security, earned ratably over the period beginning on the settlement date of the sale and ending on the settlement date of the forward-settling purchase; and

•	net interest income earned or expense incurred from interest rate swap agreements.

In the Company’s consolidated statements of comprehensive income prepared in accordance with GAAP, TBA agency MBS dollar roll income and the net interest income earned or expense incurred from interest rate swap agreements are reported as a component of the overall periodic change in the fair value of derivative instruments within the line item “gain (loss) from derivative instruments, net” of the “investment gain (loss), net” section. We believe that economic net interest income assists investors in understanding and evaluating the financial performance of the Company’s long-term-focused, net interest spread-based investment strategy, prior to the deduction of core general and administrative expenses.

Core General and Administrative Expenses

Core general and administrative expenses are non-interest expenses reported within the line item “total general and administrative expenses” of the consolidated statements of comprehensive income less stock-based compensation expense and non-recurring expense. For the three months ended September 30, 2019 and the twelve months ended December 31, 2019, core general and administrative expense excludes a non-recurring expense related to a one-time out-of-period payment made in the third quarter of 2019 for a business, professional and occupation license tax from Arlington County, Virginia for the 2018 tax year.

Non-GAAP Core Operating Income Results

The following table presents the Company’s computation of economic net interest income and core operating income for the last four fiscal quarters and for the year ended December 31, 2019 (unaudited, amounts in thousands, except per share amounts):

	Year Ended	Three Months Ended
	December 31, 2019	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
GAAP net interest income	$26,228	$7,037	$4,692	$6,582	$7,917
TBA dollar roll income	4,470	132	923	1,995	1,420
Interest rate swap net interest income	15,087	2,126	4,445	3,769	4,747
Economic net interest income	45,785	9,295	10,060	12,346	14,084
Investment advisory fee income	332	82	—	—	250
Core general and administrative expenses	(11,747)	(2,140)	(2,797)	(3,207)	(3,603)
Preferred stock dividend	(2,600)	(774)	(774)	(774)	(278)
Non-GAAP core operating income	$31,770	$6,463	$6,489	$8,365	$10,453

Non-GAAP core operating income per diluted common share	$0.89	$0.18	$0.18	$0.23	$0.32
Weighted average diluted common shares outstanding	35,833	36,750	36,751	36,644	33,139

The following table provides a reconciliation of GAAP net income (loss) to non-GAAP core operating income for the last four fiscal quarters and for the year ended December 31, 2019 (unaudited, amounts in thousands):

	Year Ended	Three Months Ended
	December 31, 2019	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
GAAP net income (loss)	$13,742	$27,410	$(7,737)	$(23,525)	$17,594
Add (less):
Total investment (gain) loss, net	(2,197)	(23,308)	8,231	26,683	(13,803)
Stock-based compensation expense	2,780	877	913	217	773
Preferred stock dividend	(2,600)	(774)	(774)	(774)	(278)
Non-recurring expense	488	—	488	—	—
Add back:
TBA dollar roll income	4,470	132	923	1,995	1,420
Interest rate swap net interest income	15,087	2,126	4,445	3,769	4,747
Non-GAAP core operating income	$31,770	$6,463	$6,489	$8,365	$10,453

Non-GAAP core operating income is used by management to evaluate the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as assist with the determination of the appropriate level of periodic dividends to common stockholders.  The Company believes that non-GAAP core operating income assists investors in understanding and evaluating the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as its earnings capacity.  A limitation of utilizing this non-GAAP financial measure is that the effect of accounting for “non-core” events or transactions in accordance with GAAP does, in fact, reflect the financial results of our business and these effects should not be ignored when evaluating and analyzing our financial results.  For example, the economic cost or benefit of hedging instruments other than interest rate swap agreements, such as U.S. Treasury note futures or options on U.S. Treasury note futures, do not affect the computation of non-GAAP core operating income.  In addition, the Company’s calculation of non-GAAP core operating income may not be comparable to other similarly titled measures of other companies.  Therefore, the Company believes that net income determined in accordance with GAAP should be considered in conjunction with non-GAAP core operating income.  Furthermore, there may be differences between non-GAAP core operating income and taxable income determined in accordance with the Internal Revenue Code.  As a REIT, the Company will be required to distribute at least 90% of its REIT taxable income (subject to certain adjustments) to qualify as a REIT and all of its taxable income in order to not be subject to any U.S. Federal or state corporate income taxes.  Accordingly, non-GAAP core operating income may not equal the Company’s distribution requirements as a REIT.

The following tables present information on the Company’s investment and hedge portfolio as of December 31, 2019 (unaudited, dollars in thousands):

Mortgage Investments:

Fair Value
Agency MBS:
Specified agency MBS	$3,768,496
Net long agency TBA position	—
Total agency MBS	3,768,496
Mortgage credit investments:
Non-agency MBS	33,501
Mortgage loans	45,000
Total mortgage credit investments	78,501
Total mortgage investments	$3,846,997

Specified Agency MBS:

	Unpaid Principal Balance	Net Unamortized Purchase Premiums	Amortized Cost Basis	Net Unrealized Gain (Loss)	Fair Value	Market Price	Coupon	Weighted Average Expected Remaining Life
30-year fixed rate:
2.5%	$118,954	$675	$119,629	$(1,458)	$118,171	$99.34	2.50%	8.4
3.0%	1,377,252	35,860	1,413,112	(5,182)	1,407,930	102.23	3.00%	7.2
3.5%	1,154,885	35,422	1,190,307	10,791	1,201,098	104.00	3.50%	5.2
4.0%	738,732	24,440	763,172	19,969	783,141	106.01	4.00%	5.0
4.5%	240,634	11,451	252,085	6,057	258,142	107.28	4.50%	4.8
5.5%	12	—	12	2	14	112.61	5.50%	5.9
Total/weighted-average	$3,630,469	$107,848	$3,738,317	$30,179	$3,768,496	$103.80	3.45%	6.0

Interest Rate Swap Agreements:

		Weighted-average:
	Notional Amount	Fixed Pay Rate	Variable Receive Rate	Net Receive (Pay) Rate	Remaining Life (Years)
Years to maturity:
Less than 3 years	$2,050,000	1.77%	1.92%	0.15%	1.6
3 to less than 7 years	510,000	1.61%	1.92%	0.31%	6.0
7 to less than 10 years	400,000	2.24%	1.91%	(0.33)%	9.5
10 or more years	25,000	2.96%	1.90%	(1.06)%	28.2
Total / weighted-average	$2,985,000	1.81%	1.92%	0.11%	3.6